Exhibit 10.1
FIRST AMENDMENT TO CREDIT AGREEMENT
This FIRST AMENDMENT TO CREDIT AGREEMENT (this “First Amendment”) is made and entered into as of September 18, 2020 (the “First Amendment Effective Date”), by and among CACTUS WELLHEAD, LLC, a Delaware limited liability company, as borrower (the “Borrower”), the other Loan Parties party hereto (if any), the Lenders and Issuing Banks party hereto and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (together with its successors and assigns, the “Administrative Agent”).
RECITALS:
WHEREAS, the Borrower is party to that certain Credit Agreement, dated as of August 21, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), by and among the Borrower, the other Loan Parties party thereto, the Lenders party thereto, and the Administrative Agent. Capitalized terms used but not defined herein have the meaning set forth in the Credit Agreement, as amended hereby;
WHEREAS, the Loan Parties have requested that the Credit Agreement be amended as hereinafter provided; and
WHEREAS, subject to and upon the terms and conditions contained herein, the Lenders and Issuing Banks party hereto and the Administrative Agent have agreed to the Loan Parties’ requests as set forth herein.
NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1.Amendments to the Credit Agreement. In reliance on the representations, warranties, covenants and agreements contained in this First Amendment, but subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, the Credit Agreement is hereby amended as of the First Amendment Effective Date in the manner provided in this Section 1.
1.1    Restated Definitions. The following definitions contained in Section 1.01 of the Credit Agreement are hereby amended and restated in their respective entireties to read in full as follows:
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.14(c)), then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Loan Documents” means, collectively, this Agreement, the First Amendment, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered by any Loan Party to, or in favor of, the Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, notices, fee letters, notes, guarantees, contracts, letter of credit agreements, letter of credit applications and any agreements between the Borrower and the Issuing Bank regarding the Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit, and all other agreements, instruments and documents, in each case, whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party in such capacity, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Payment Condition” shall be deemed to be satisfied in connection with a Restricted Payment, Investment, Permitted Acquisition or asset disposition if:
(a)    no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to such Restricted Payment, Investment, Permitted Acquisition or asset disposition;
(b)    either (i) immediately after giving effect to and at all times during the thirty (30) consecutive day period immediately prior to such Restricted Payment, Investment, Permitted Acquisition or asset disposition, the Borrower shall have (A) Availability (or with respect to such thirty (30) consecutive day period, an average of Availability for such thirty (30) days) calculated on a pro forma basis after giving effect to such Restricted Payment, Investment, Permitted Acquisition or asset disposition of not less than $30,000,000 and (B) a Fixed Charge Coverage Ratio for the most recently ended four (4) fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01, calculated on a pro forma basis after giving effect to such Restricted Payment, Investment, Permitted Acquisition or asset disposition, of not less than 1.00 to 1.00 or (ii) solely with respect to such Restricted Payment, (A) the Borrower shall have Unrestricted Cash of not less than $100,000,000 and (B) the aggregate amount of the Loans shall be zero, in each case immediately prior to and immediately after giving effect to such Restricted Payment; and
(c)    the Borrower shall deliver to the Administrative Agent as soon as available, but in any event not less than two (2) Business Days after such Restricted Payment, Investment, Permitted Acquisition or asset disposition is made or consummated (or such later date as the Administrative Agent may agree in its sole discretion), a certificate in form and substance reasonably satisfactory to the Administrative Agent certifying as to the items described in clauses (a) and (b) above and attaching calculations or supporting documentation, as applicable, for clause (b).
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2    New Definitions. Section 1.01 of the Credit Agreement is amended to add thereto in alphabetical order the following definitions which shall read in full as follows:
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion and in consultation with the Borrower may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:
(1) a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;
(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.14.
“BHC Act Affiliate” means, as to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.
“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:
(1)the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
(2)if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;
provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”
“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning given to such term in Section 9.23.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Early Opt-in Election” means the occurrence of:
(1)    (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.14 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(2)     (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.
“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“First Amendment” means that certain First Amendment to Credit Agreement dated as of the First Amendment Effective Date, by and among the Borrower, the other Loan Parties party thereto (if any), the Administrative Agent and the Lenders party thereto.
“First Amendment Effective Date” means September 18, 2020.
“IBA” has the meaning assigned to such term in Section 1.08.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning given to such term in Section 9.23.
“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“SOFR” with respect to any day, means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.
“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.
“Supported QFC” has the meaning given to such term in Section 9.23.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unrestricted Cash” means the aggregate amount of unrestricted (other than Liens and other restrictions in favor of the Administrative Agent and Liens permitted pursuant to Section 6.02(f) of this Agreement) cash and Permitted Investments of the Loan Parties held in all deposit accounts and all securities accounts of the Loan Parties (i) maintained with Administrative Agent or any of its Affiliates or (ii) that are otherwise subject to a Deposit Account Control Agreement or a Securities Account Control Agreement, as applicable, at such time.
“U.S. Special Resolution Regimes” has the meaning given to such term in Section 9.23.
1.3    Amendment to Article I of the Credit Agreement. Article I of the Credit Agreement is hereby amended by adding a new Section 1.08 immediately following Section 1.07 of the Credit Agreement, which new Section 1.08 shall read in full as follows:
Section 1.08    Interest Rates; LIBOR Notifications. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.14(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.14(e), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative successor or replacement rate implemented pursuant to Section 2.14(c), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
1.4    Amendment to Section 2.14 of the Credit Agreement. Section 2.14 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:
Section 2.14    Alternate Rate of Interest; Illegality.
(a)    If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid or converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided, that the Borrower shall have the option to revoke any such Borrowing Requests.
(b)    If any Lender determines that any Requirement of Law applicable to such Lender has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain, fund or continue any Eurodollar Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower will upon demand from such Lender (with a copy to the Administrative Agent), either convert or prepay all Eurodollar Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such conversion or prepayment, the Borrower will also pay accrued interest on the amount so converted or prepaid.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.
(d)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(e)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14.
(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid or converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided, that the Borrower shall have the option to revoke any such Borrowing Requests.
1.5    Amendments to Section 3.11 of the Credit Agreement. Section 3.11 of the Credit Agreement is hereby amended by:
(a)    Inserting a reference to “(a)” immediately before the reference to “The Loan Parties” appearing in the first sentence of such section.
(b)    Adding a new clause (b) immediately following new clause (a) therein, which new clause (b) shall read in full as follows:
(b)    To the knowledge of the Borrower, the information included in the most recent Beneficial Ownership Certification (if any) provided to the Lenders in connection with this Agreement is true and correct in all respects.
1.6    Amendment to Section 3.23 of the Credit Agreement. Section 3.23 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:
Section 3.23    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
1.7    Amendment to Section 5.01 of the Credit Agreement. Section 5.01 of the Credit Agreement is hereby amended by amending and restating clause (l) appearing therein to read in full as follows:
(l)    promptly following any request therefor, (i) such other information regarding the operations, material changes in ownership of Equity Interests, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and Beneficial Ownership Regulation.
1.8    Amendment to Section 5.02 of the Credit Agreement. Section 5.02 of the Credit Agreement is hereby amended by:
(a)    Deleting the reference to “and” appearing at the end of clause (h) of such section;
(b)    Deleting the period appearing at the end of clause (i) of such section and replacing it with a reference to “; and”;
(c)    Adding a new clause (j) immediately following existing clause (i) of such section to read in full as follows:
(j)    any Financial Officer obtaining actual knowledge of any change in the information provided in the Beneficial Ownership Certification (if any) delivered to a Lender that would result in a change to the list of beneficial owners identified in such certification.
1.9    Amendment to Section 6.04(c) of the Credit Agreement. The reference to “Section 5.13” contained in Section 6.04(c) of the Credit Agreement is hereby replaced with a reference to “Section 5.14”.
1.10    Amendment to Section 9.02(b) of the Credit Agreement. The first sentence of clause (b) of Section 9.02 of the Credit Agreement is hereby amended by inserting a reference to the phrase “and (d)” immediately after the reference to the phrase “and subject to Section 2.14(c)” therein.
1.11    Amendment to Section 9.20 of the Credit Agreement. Section 9.20 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:
Section 9.20.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

    (i)    a reduction in full or in part or cancellation of any such liability;
    (ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
    (iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
1.12    Amendment to Article IX of the Credit Agreement. Article IX of the Credit Agreement is hereby amended by adding a new Section 9.23 immediately following Section 9.22 of the Credit Agreement, which new Section 9.23 shall read in full as follows:
Section 9.23    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Texas and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
SECTION 2.    Amendments to the Security Agreement. In reliance on the representations, warranties, covenants and agreements contained in this First Amendment, but subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, the Security Agreement is hereby amended as of the First Amendment Effective Date in the manner provided in this Section 2.
2.1    Amendment to Section 4.5 of the Security Agreement. Section 4.5 of the Security Agreement is hereby amended by adding a reference to the phrase “to the extent required pursuant to Section 4.13” to the end of the last sentence of Section 4.5 of the Security Agreement.
2.2    Amendment to Section 4.13 of the Security Agreement. Section 4.13 of the Security Agreement is hereby amended and restated in its entirety to read in full as follows:
Section 4.13 Control Agreements. For each Deposit Account, Securities Account or Commodity Account (in each case other than any Excluded Account) in existence as of the First Amendment Effective Date for which a Control Agreement has not been delivered as of the First Amendment Effective Date or opened thereafter, which is held at or maintained (i) with the Administrative Agent or any Lender, such Grantor will provide a Deposit Account Control Agreement, a Securities Account Control Agreement or a Commodity Account Control Agreement, as applicable, within thirty (30) days following a request therefor from the Administrative Agent (or such later date as the Administrative Agent may agree in its sole discretion) and (ii) with any other bank or other financial institution that is not the Administrative Agent or any Lender, such Grantor will provide a Deposit Account Control Agreement, a Securities Account Control Agreement or a Commodity Account Control Agreement, as applicable, substantially contemporaneously with the opening (or promptly after such account no longer constitutes an Excluded Account) of such Deposit Account, Securities Account or Commodity Account (or such later date as the Administrative Agent may agree in its sole discretion).
2.3    Amendment to Section 7.1 of the Security Agreement. Section 7.1 of the Security Agreement is hereby amended by replacing the reference to “In accordance with Section 4.13” with a reference to “Subject to Section 4.13” at the beginning of such section.
2.4    Amendment to Section 7.2 of the Security Agreement. Section 7.2 of the Security Agreement is hereby amended by inserting a reference to the phrase “subject to Section 4.13,” immediately after the reference to clause (b) and immediately before the reference to the phrase “cause each bank”.

SECTION 3.    Conditions Precedent to First Amendment. This First Amendment will be effective as of the First Amendment Effective Date, on the condition that the following conditions precedent will have been satisfied:
3.1    Counterparts. The Administrative Agent shall have received counterparts of this First Amendment duly executed by the Borrower, the other Loan Parties (if any), the Administrative Agent, and the Lenders (or, in the case of any party as to which an executed counterpart shall not have been received, telegraphic, telex, or other written confirmation from such party of execution of a counterpart hereof by such party).
3.2    Representations and Warranties. The representations and warranties in Section 4 of this First Amendment being true and correct.
3.3    Administrative Agent’s Expenses. The Borrower shall have paid or reimbursed the Administrative Agent for, to the extent required by Section 9.03 of the Credit Agreement, its reasonable and documented out-of-pocket expenses in connection with this First Amendment, including the reasonable and documented fees, charges and disbursements of outside counsel for the Administrative Agent, in each case for which invoices have been presented two (2) Business Days prior to the First Amendment Effective Date.
3.4    Beneficial Ownership Regulation. To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification.
3.5    Other Documents. The Administrative Agent shall have been provided with such documents, instruments and agreements from the Loan Parties, and the Loan Parties shall have taken such actions, in each case as the Administrative Agent may reasonably request of the Loan Parties prior to the satisfaction of the other conditions in this Section 3 in connection with this First Amendment and the transactions contemplated hereby.
SECTION 4.    Representations and Warranties. The Loan Parties hereby represent and warrant to the Administrative Agent and the Lenders party hereto that, as of the date hereof:
4.1    Accuracy of Representations and Warranties. After giving effect to this First Amendment, each of the representations and warranties of each Loan Party contained in the Loan Documents is true and correct in all material respects on and as of the date hereof (except to the extent that such representations and warranties are expressly made as of a particular date, in which event such representations and warranties were true and correct as of such date and any such representations and warranties that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects).
4.2    Due Authorization, No Conflicts. The execution, delivery and performance of this First Amendment by each Loan Party are within each Loan Party’s limited liability company, limited partnership or corporate power (as applicable), have been duly authorized by all necessary limited liability company, limited partnership or corporate action (as applicable), require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or constitute a default under any provision of applicable law or any material agreement binding upon the Loan Parties, or result in the creation or imposition of any Lien upon any of the assets of the Loan Parties.
4.3    Validity and Binding Effect. This First Amendment constitutes the valid and binding obligations of the Loan Parties enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally, and the availability of equitable remedies may be limited by equitable principles of general application.
4.4    Absence of Defaults. Immediately after giving effect to this First Amendment, no Default or Event of Default has occurred and is continuing under the Credit Agreement.
4.5    No Defense. No Loan Party has any defense to payment, counterclaim or rights of set-off with respect to the Secured Obligations on the date hereof.
SECTION 5.    No Waiver. Nothing contained in this First Amendment shall be construed as a waiver by the Lenders of any covenant or provision of the Credit Agreement, the other Loan Documents, or of any other contract or instrument between the Loan Parties and any of the Lenders, and the failure of the Lenders at any time or times hereafter to require strict performance by the Loan Parties of any provision thereof shall not waive, affect or diminish any right of the Lenders to thereafter demand strict compliance therewith. The Administrative Agent and the Lenders hereby reserve all rights granted under the Credit Agreement, as amended by this First Amendment, the other Loan Documents, this First Amendment and any other contract or instrument between the Loan Parties and the Lenders.
SECTION 6.    Survival of Representations and Warranties. All representations and warranties made in this First Amendment, including any Loan Document furnished in connection with this First Amendment, shall survive the execution and delivery of this First Amendment and the other Loan Documents, and no investigation by the Administrative Agent or any closing shall affect the representations and warranties or the right of the Administrative Agent to rely upon them.
SECTION 7.    Expenses. As provided in Section 9.03 of the Credit Agreement and subject to the limitations expressly set forth therein, the Loan Parties hereby agree to pay on demand all legal and other reasonable and documented fees, costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation, and execution of this First Amendment and all related documents.
SECTION 8.    Severability. In case any one or more of the provisions contained in this First Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this First Amendment shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.
SECTION 9.    APPLICABLE LAW. THIS FIRST AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS

(AND NOT THE LAW OF CONFLICTS) OF THE STATE OF TEXAS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
SECTION 10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS FIRST AMENDMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS FIRST AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 11.     Successors and Assigns. This First Amendment is binding upon and shall inure to the benefit of the Credit Parties and the Loan Parties and their respective successors and assigns, except the Loan Parties may not assign or transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent, other than as expressly permitted under the terms of the Credit Agreement.
SECTION 12.     Counterparts. This First Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this First Amendment by facsimile transmission or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import relating to this First Amendment shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in applicable law, including the Federal Electronic Signatures in Global National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 13.     Effect of Consent. No consent or waiver, express or implied, by the Administrative Agent to or for any breach of or deviation from any covenant, condition or duty by the Loan Parties shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty, unless such consent or waiver is given in accordance with the requirements of Section 9.02 of the Credit Agreement, as amended by this First Amendment.
SECTION 14.     Headings. The headings of this First Amendment are for convenience of reference only, are not part of this First Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this First Amendment.

SECTION 15.     Reaffirmation of Loan Documents; Extension of Liens. This First Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, and the other Loan Documents are hereby ratified, approved and confirmed in each and every respect. All references to the Credit Agreement in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as amended hereby. The Loan Parties hereby confirm and agree that all Liens and other security now or hereafter held by the Administrative Agent for the benefit of the Secured Parties as security for payment of the Secured Obligations are the legal, valid, and binding obligations of the Loan Parties, and the amendments herein contained shall in no manner affect or impair the Secured Obligations or the Liens securing payment and performance thereof, all of which are ratified and confirmed.
SECTION 16.     Loan Document. This First Amendment constitutes a “Loan Document” under and as defined in the Credit Agreement.
SECTION 17.     Entire Agreement. THE CREDIT AGREEMENT, THIS FIRST AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.
[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date set forth above.
BORROWER:

CACTUS WELLHEAD, LLC

By:    /s/ Stephen Tadlock
Name: Stephen Tadlock
Title: Vice President, Chief Financial Officer
and Treasurer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, a Lender, Issuing Bank and Swingline Lender

By:    /s/ John Watkins
Name:     John Watkins
Title:     Authorized Officer

BANK OF AMERICA, N.A., as a Lender

By:    /s/ Tanner J. Pump
Name: Tanner J. Pump
Title:    Senior Vice President

ZIONS BANCOPORATION, N.A. dba
AMEGY BANK, as a Lender

By:    /s/ Brad Ellis
Name:    Brad Ellis
Title:    Senior Vice President